EXHIBIT 8

PAUL R. JACKSON

231.727.2626
FAX 231.728.7726

pjackson@wnj.com

July 12, 2007

Board of Directors
Southern Michigan Bancorp, Inc.
51 West Pearl Street
Coldwater, Michigan 49036-1995

Ladies and Gentlemen:

                    We have acted as special counsel to Southern Michigan Bancorp, Inc.. ("Southern"), a Michigan corporation, in connection with the proposed merger of FNB Financial Corporation ("FNB") with and into Southern (the "Merger"), pursuant to the Plan of Merger dated April 17, 2007, as amended. This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K.

                    Unless otherwise expressly stated herein, capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Prospectus and Proxy Statement forming a part of the Registration Statement filed on Form S-4 and any amendments thereto by Southern with respect to the Merger (the "Registration Statement").

                    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Plan of Merger, the Prospectus and Proxy Statement, the Registration Statement, the description of certain federal income tax consequences of the Merger contained in the Prospectus and Proxy Statement under the caption "Material Federal Income Tax Consequences" (the "Tax Summary"), and on the following assumptions that have been affirmed by Southern and FNB:

          1.          The boards of directors of Southern and FNB believe that the affiliation of FNB and Southern will enable the companies to become more effective competitors in their markets through access to greater financial and managerial resources.

          2.          The Merger will be consummated in accordance with the terms of the Plan of Merger, including the requirement that the total number of shares of FNB Common Stock to be converted into Stock Consideration Per Share shall equal 50% of the total outstanding shares of FNB Common Stock, and none of the material terms and conditions of the Plan of Merger will have been waived or modified and neither Southern nor FNB has any plan to waive or modify any such term or condition.

          3.          The fair market value of Southern Common Stock and cash to be received by each FNB shareholder in the Merger will be approximately equal to the fair market value of the FNB Common Stock exchanged for such Southern Common Stock.

          4.          Neither Southern nor any person related to Southern (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) has any plan or intention to acquire or redeem any of the Southern Common Stock issued in the Merger, either directly or indirectly (including, without limitation, through a partnership) or through any transaction, agreement or arrangement with any other person. Neither FNB nor any person related to FNB (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations without regard to Section 1.368-1(e)(4)(i)(A) of the Regulations) has acquired or redeemed any of the FNB Common Stock in connection with the Merger either directly or indirectly (including without limitation, through a partnership) or through any transaction, agreement or arrangement with any other person.

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
July 12, 2007

_____________________________

          5.          Southern has no plan or intention to sell or otherwise dispose of any of the assets of FNB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          6.          The liabilities of FNB to be assumed by Southern, and the liabilities to which the assets of FNB to be transferred are subject, were incurred by FNB in the ordinary course of its business.

          7.          The assumption by Southern of the liabilities of FNB pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of the assets of FNB to Southern pursuant to the Merger.

          8.          Following the Merger, Southern will continue the historic business of FNB or use a significant portion of FNB's historic business assets in a business.

          9.          Each of Southern, FNB, and the shareholders of FNB will pay their respective expenses, if any, incurred in connection with the transaction.

          10.          There is no intercorporate indebtedness existing between Southern and FNB that was issued, acquired, or will be settled at a discount.

          11.          No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          12.          Southern does not own, nor has it owned during the past five years, any shares of the stock of FNB.

          13.          At the Effective Time of the Merger, the fair market value of FNB's assets will equal or exceed the sum of the liabilities to be assumed by Southern plus the amount of liabilities, if any, to which the assets are subject.

          14.          FNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          15.          No share of Southern Common Stock will be issued for services rendered to or for the benefit of Southern in connection with the Merger; none of the compensation received by any shareholder-employee of FNB will be separate consideration for, or allocable to, any shares of FNB Common Stock; none of the shares of Southern Common Stock received by any shareholder-employee of FNB in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          16.          The payment of cash to FNB shareholders in lieu of fractional shares of Southern Common Stock will not be separately bargained-for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

                    We express no opinion as to tax matters that may arise if the facts are not as set forth in the documents referenced above. In addition, we have assumed that each of the documents referenced above: (a) has been duly authorized, executed, and delivered; (b) is authentic, if an original, or accurate, if a copy; and (c) has not been amended after execution thereof subsequent to our review. We have also assumed that the Merger will be

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
July 12, 2007

_____________________________

consummated in accordance with the Plan of Merger and as described in the Prospectus and Proxy Statement forming a part of the Registration Statement.

                    Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings, procedures and other pronouncements published by the United States Internal Revenue Service and such other authorities as we have deemed relevant, in each case as in effect on the date hereof. Such laws, regulations, rulings and pronouncements, and judicial and administrative interpretations thereof, are subject to change at any time and, in some circumstances, with retroactive effect, and any such change may adversely affect the continuing validity of the opinion set forth below.

                    Based solely on the foregoing, we are of the opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the Tax Summary, although general in nature, is, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the Merger under present law.

                    The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country.

                    This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

                    This opinion is rendered solely to the addressee hereof and is not intended to be relied upon, nor may it be relied upon, used, quoted, circulated or otherwise referred to by any person, firm or entity other than such addressee without our prior written consent.

                    Notwithstanding the preceding paragraph, we hereby consent to the use of our name in the Prospectus and Proxy Statement forming a part of the Registration Statement under the caption "Legal Opinions." We also consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
WARNER NORCROSS & JUDD LLP

By	/s/ Paul R. Jackson
Paul R. Jackson, a Partner